EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-188603 on Form S-1 of our report dated June 3, 2013, relating to the combined and consolidated financial statements of Covisint Corporation and subsidiaries and the Covisint Operations of Compuware Corporation (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements prior to January 1, 2013 being prepared from the records of Compuware Corporation) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Detroit, Michigan

August 15, 2013